                                 PROMISSORY NOTE


                                                        Dated: February 10, 1998


$5,450,000
New York, New York


     FOR VALUE RECEIVED, the undersigned, COMMODORE APPLIED TECHNOLOGIES, INC., a Delaware corporation ("Maker"), promises to pay to COMMODORE ENVIRONMENTAL SERVICES, INC., a Delaware corporation ("Payee"), at the principal executive offices of Payee, 150 East 58th Street, Suite 3400, New York, New York 10151, or at such commercial bank within the United States of America as Payee may designate to Maker from time to time, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Million Four Hundred and Fifty Thousand Dollars ($5,450,000). Maker agrees to pay interest in like money at such office or commercial bank on the unpaid aggregate principal amount hereof at a rate equal to eight percent (8%) per annum.

     1. Principal and interest shall be due and payable in the manner set forth below:

          (a) Accrued interest on the unpaid principal amount hereof shall be paid semiannually in cash.

          (b) Maker will pay, in whole or in part, the principal balance then outstanding of this Note, together with accrued interest, on or within five
     (5) days after each date that the Maker shall receive cash proceeds (net of offering expenses) from the issuance of any notes, bonds, debentures, evidence of indebtedness, shares of capital stock or any other securities in any one or more public offerings or private placements of such securities aggregating in excess of $6.0 million, other than in respect of working capital financing or secured financing of assets received by the Maker in the ordinary course of business from any bank or other lending institution, the activities of which are regulated by applicable federal or state banking laws.

          (c) Unless otherwise paid in full pursuant to Paragraph 1(b) above, Maker will pay the entire principal balance then outstanding of this Note, together with accrued interest, in cash, on December 31, 1999.

          (d) All payments (including prepayments) made hereunder shall be applied first to the payment of accrued and unpaid interest, with the balance remaining applied to the payment of the unpaid principal balance of this Note.

          (e) This Note may, at the option of Maker, be prepaid at any time in whole or in part, without premium or penalty.

     2. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed that the entire principal amount outstanding at any time under this Note, and all accrued and unpaid interest, shall immediately become due and payable (without demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice, all of which are hereby expressly waived by Maker):

          (a) upon the default in the payment of any interest or principal due under this Note, which default continues uncured for a period of ten (10) days;

          (b) if Maker shall make an assignment for the benefit of creditors; or shall admit in writing its inability to pay its debts; or if a receiver or trustee shall be appointed for Maker or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within thirty (30) days; or if proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against the Maker and, if contested by it, are not dismissed or stayed within thirty (30) days; or if any writ of attachment or execution or any similar process is issued or levied against Maker or any significant part of its property and is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or if Maker takes corporate action in furtherance of any of the foregoing;

          (c) after a "Change in Control," which shall be deemed to have occurred when (a) a third person, including a "group," as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Payee or its affiliates, becomes (other than as a result of a purchase from Maker) the beneficial owner of shares of Maker having 10% or more of the total number of votes that may be cast for the election of directors of Maker and such beneficial owner continues for five consecutive days, or (b) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of Maker before such transaction shall cease for any reason to constitute at least a majority of the Board of Directors of Maker or any successor; or

          (d) any event of default which results in the acceleration of indebtedness of Maker to any other person under any note, indenture, agreement or undertaking and that is not cured within thirty (30) days (each, an "Event of Default").

     3. All notices, requests and demands to or upon Maker or Payee to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective parties hereto:

                    Maker:  Commodore Applied Technologies, Inc.
                            150 East 58th Street, Suite 3400
                            New York, New York 10151

                            Attn: Mr. Paul E. Hannesson, President
                              and Chief Executive Officer

                    Payee: Commodore Environmental Services, Inc. 150 East 58th Street, Suite 3400
                            New York, New York 10151
                            Attn: Mr. Paul E. Hannesson, President
                              and Chief Executive Officer

     4. No failure or delay on the part of Payee in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. Maker hereby waives demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice in connection with the delivery, acceptance, performance or enforcement of this Note.

     5. This Note may not be changed or terminated orally, nor may any of its provisions be waived, except by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.

     6. In case any one or more Events of Default shall occur and be continuing, Payee may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding. Maker shall pay all reasonable costs of collection when incurred, including reasonable attorneys' fees.

     7. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules.

     IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the date first above written.


                                         COMMODORE APPLIED TECHNOLOGIES, INC.


                                         By: /s/ Michael D. Fullwood
                                             ----------------------------------
                                             Name:  Michael D. Fullwood
                                             Title: SVP, CFO, GC



                                        3